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Pricing Supplement dated March 26, 2004				Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount: $100,000,000		    Trade Date: March 26, 2004
Issue Price: See "Plan of Distribution"	    Original Issue Date: March 30, 2004
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $99,990,000
    Terms of the Notes -- Interest"	    Principal's Discount
Interest Payment Period: Quarterly	    	or Commission: 0.01%
Stated Maturity Date: March 31, 2005
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	[ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note	       (Fixed Rate Commencement Date):
             (Fixed Interest Rate): 	       (Fixed Interest Rate):
   [ ]  Other Floating Rate Note
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
            [X]  LIBOR	[ ]  Treasury Rate     	[ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

   Initial Interest Reset Date: June 30, 2004	 Spread (+/-): -0.08%
   Interest Rate Reset Period: Quarterly	 Spread Multiplier:  N/A
   Interest Reset Dates: June 30, 2004,		 Maximum Interest Rate: N/A
     September 30, 2004 and December 30, 2004
   Interest Payment Dates: June 30, 2004,	 Minimum Interest Rate:  N/A
     September 30, 2004, December 30, 2004 and   Index Maturity: 3 month
     Maturity Date				 Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from March 30, 2004 to March 31, 2005
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
[X]	The Notes cannot be repaid prior to the Stated Maturity Date.
[ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________

			   Barclays Capital Inc.

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                       ADDITIONAL TERMS OF THE NOTES

Further Authorizations

	Effective January 14, 2004, in supplement to the $6,103,700,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 4, 2002, TMCC authorized the offer and issuance from time to time of an additional $1,450,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on March 26, 2004 minus 0.08%.


Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated March 26, 2004 and an Appointment Agreement Confirmation dated March 26, 2004 (collectively, the "Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Barclays may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Barclays.

	Under the terms and conditions of the Agreement, Barclays is committed to take and pay for all of the Notes offered hereby if any are taken.